EXHIBIT 1.2

Consolidated Financial Statements
December 31, 2016

Independent Auditor’s Report

To the Shareholders of
Shopify Inc.

We have completed an integrated audit of Shopify Inc. and its subsidiaries' 2016 consolidated financial statements and their internal control over financial reporting as at December 31, 2016 and an audit of their 2015 consolidated financial statements. Our opinions, based on our audits, are presented below.
Report on the consolidated financial statements
We have audited the accompanying consolidated financial statements of Shopify Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2016 and 2015 and the consolidated statements of operations and comprehensive loss, of changes in shareholders’ equity, and of cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits as at December 31, 2016 and 2015 and for the years then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.
An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Shopify Inc. and its subsidiaries as at December 31, 2016 and 2015 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Report on internal control over financial reporting
We have also audited Shopify Inc. and its subsidiaries’ internal control over financial reporting as at December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Management’s responsibility for internal control over financial reporting
Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting which is in Management's Discussion and Analysis.

Auditor’s responsibility
Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.
We believe that our audit provides a reasonable basis for our audit opinion on the company’s internal control over financial reporting.
Definition of internal control over financial reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Inherent limitations
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Opinion
In our opinion, Shopify Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as at December 31, 2016, based on criteria established in Internal Control-Integrated Framework (2013) issued by COSO.

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Ontario, Canada
February 14, 2017

Shopify Inc.
Consolidated Balance Sheets
Expressed in US $000’s except share amounts

		As at
		December 31, 2016	December 31, 2015
	Note	$	$
Assets
Current assets
Cash and cash equivalents	4	84,013	110,070
Marketable securities	5	308,401	80,103
Trade and other receivables	6	9,599	6,089
Merchant cash advances receivable, net	3	11,896	—
Other current assets	7	8,989	6,203
		422,898	202,465
Long term assets
Property and equipment	8	45,719	33,048
Intangible assets	9	6,437	5,826
Goodwill	10	15,504	2,373
		67,660	41,247
Total assets		490,558	243,712
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	11	45,057	23,689
Current portion of deferred revenue		20,164	12,726
Current portion of lease incentives	12	1,311	822
		66,532	37,237
Long term liabilities
Deferred revenue		922	661
Lease incentives	12	12,628	10,497
		13,550	11,158
Commitments and contingencies	14
Shareholders’ equity
Common stock, unlimited Class A subordinate voting shares authorized, 77,030,952 and 56,877,089 issued and outstanding; unlimited Class B multiple voting shares authorized, 12,374,528 and 23,212,769 issued and outstanding	15	468,494	231,452
Additional paid-in capital		27,009	11,719
Accumulated other comprehensive loss	16	(1,818)	—
Accumulated deficit		(83,209)	(47,854)
Total shareholders’ equity		410,476	195,317
Total liabilities and shareholders’ equity		490,558	243,712

The accompanying notes are an integral part of these consolidated financial statements.

On Behalf of the Board:

"Tobias Lütke"	"Steven Collins"
Tobias Lütke	Steven Collins
Chairman, Board of Directors	Chairman, Audit Committee

Shopify Inc.
Consolidated Statements of Operations and Comprehensive Loss
Expressed in US $000’s, except share and per share amounts

		Years ended
		December 31, 2016	December 31, 2015
	Note	$	$
Revenues
Subscription solutions	19	188,606	111,979
Merchant solutions	19	200,724	93,254
		389,330	205,233
Cost of revenues
Subscription solutions		39,478	24,531
Merchant solutions		140,357	67,447
		179,835	91,978
Gross profit		209,495	113,255
Operating expenses
Sales and marketing		129,214	70,374
Research and development		74,336	39,722
General and administrative		43,110	20,915
Total operating expenses		246,660	131,011
Loss from operations		(37,165)	(17,756)
Other income (expense)
Interest income, net		1,536	200
Foreign exchange gain (loss)		274	(1,234)
		1,810	(1,034)
Net loss		(35,355)	(18,790)
Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges	16	(1,818)	—
Comprehensive loss		(37,173)	(18,790)

Basic and diluted net loss per share attributable to shareholders	17	$(0.42)	$(0.30)
Weighted average shares used to compute basic and diluted net loss per share attributable to shareholders	17	83,988,597	61,716,065

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Statements of Changes in Shareholders’ Equity
Expressed in US $000’s except share amounts

		Convertible Preferred Shares		Common Stock		Additional Paid-In Capital $	Accumulated Other Comprehensive Loss $	Accumulated Deficit $	Total $
	Note	Shares	Amount $	Shares	Amount $
As at December 31, 2014		27,159,277	87,056	39,310,446	4,055	5,685	—	(29,064)	67,732
Exercise of stock options		—	—	4,665,059	3,737	(2,133)	—	—	1,604
Stock-based compensation		—	—	—	—	8,167	—	—	8,167
Vesting of restricted shares		—	—	100,076	353	—	—	—	353
Issuance of Class A subordinate voting shares upon initial public offering, net of offering costs of $14,284	1	—	—	8,855,000	136,251	—	—	—	136,251
Conversion of preferred shares to Class B multiple voting shares		(27,159,277)	(87,056)	27,159,277	87,056	—	—	—	—
Net loss and comprehensive loss for the year		—	—	—	—	—	—	(18,790)	(18,790)
As at December 31, 2015		—	—	80,089,858	231,452	11,719	—	(47,854)	195,317
Exercise of stock options		—	—	3,037,644	9,077	(4,915)	—	—	4,162
Stock-based compensation		—	—	—	—	23,545	—	—	23,545
Vesting of restricted share units				104,740	3,340	(3,340)	—	—	—
Vesting of restricted shares		—	—	48,238	202	—	—	—	202
Issuance of Class A subordinate voting shares, net of offering costs of $9,859	1	—	—	6,125,000	224,423	—	—	—	224,423
Net loss and comprehensive loss for the year		—	—	—	—	—	(1,818)	(35,355)	(37,173)
As at December 31, 2016		—	—	89,405,480	468,494	27,009	(1,818)	(83,209)	410,476

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Cash Flows
Expressed in US $000’s

		Years ended
		December 31, 2016	December 31, 2015
	Note	$	$
Cash flows from operating activities
Net loss for the year		(35,355)	(18,790)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization and depreciation		13,967	7,236
Stock-based compensation		22,896	7,805
Vesting of restricted shares		202	353
Unrealized foreign exchange (gain) loss		(969)	1,828
Changes in operating assets and liabilities:
Trade and other receivables		(2,356)	1,176
Merchant cash advances receivable, net		(11,896)	—
Other current assets		(2,604)	(4,708)
Accounts payable and accrued liabilities		19,813	11,097
Deferred revenue		7,699	6,218
Lease incentives	12	2,620	3,541
Net cash provided by operating activities		14,017	15,756
Cash flows from investing activities
Purchase of marketable securities		(369,208)	(111,154)
Maturity of marketable securities		139,872	48,350
Acquisitions of property and equipment		(23,773)	(16,525)
Acquisitions of intangible assets		(2,463)	(4,511)
Acquisition of businesses, net of cash acquired	20	(14,114)	—
Net cash used in investing activities		(269,686)	(83,840)
Cash flows from financing activities
Proceeds from initial public offering, net of issuance costs	1	—	136,251
Proceeds from the exercise of stock options	1	4,162	1,604
Proceeds from follow-on public offering, net of issuance costs		224,423	—
Net cash provided by financing activities		228,585	137,855
Effect of foreign exchange on cash and cash equivalents		1,027	(1,654)
Net increase (decrease) in cash and cash equivalents		(26,057)	68,117
Cash and cash equivalents – Beginning of Year		110,070	41,953
Cash and cash equivalents – End of Year		84,013	110,070

Non-cash investing activities:
Acquired property and equipment remaining unpaid		587	1,295
Capitalized stock-based compensation		649	362
The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

1.	Nature of Business

Shopify Inc. (“Shopify” or the “Company”) was incorporated as a Canadian corporation on September 28, 2004. The Company’s mission is to make commerce better for everyone. The Company provides the leading cloud-based, multi-channel commerce platform designed for small and medium-sized businesses. Using a single interface, the Company’s merchants can design, set up and manage their business across multiple sales channels, including web and mobile storefronts, social media storefronts, marketplaces and physical retail locations. The Company’s platform provides merchants with a single view of their business and customers across all of their sales channels and enables them to manage products and inventory, process orders and payments, ship orders, build customer relationships and leverage analytics and reporting. The Company’s platform is engineered to enterprise-level standards and functionality while being designed for simplicity.

The Company’s headquarters and principal place of business are in Ottawa, Canada.

Public Offerings

In May 2015, the Company completed its initial public offering, or IPO, in which it issued and sold 8,855,000 Class A subordinate voting shares at a public offering price of $17.00 per share, including the 1,155,000 Class A subordinate voting shares purchased by the underwriters pursuant to the exercise of the over-allotment option. The Company received net proceeds of $136,251 after deducting underwriting discounts and commissions of $10,537 and other offering expenses of $3,747. Immediately prior to consummation of the IPO, all of the then-outstanding common shares were redesignated as an aggregate of 39,780,952 Class B multiple voting shares, and upon consummation of the IPO, all of the then-outstanding convertible preferred stock automatically converted into an aggregate of 27,159,277 Class B multiple voting shares.

In August 2016, the Company completed a follow-on public offering, in which it issued and sold 8,625,000 Class A subordinate voting shares at a public offering price of $38.25 per share (including the 1,125,000 Class A subordinate voting shares purchased by the underwriters pursuant to the exercise of the over-allotment option), and a secondary offering of 2,500,000 Class A subordinate voting shares which were sold by certain of our shareholders. The Company received net proceeds of $224,423 after deducting underwriting discounts and commissions of $8,786 and other offering expenses of $1,073.

2.	Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of the Company and its directly and indirectly wholly owned subsidiaries: Shopify Payments (Canada) Inc., incorporated in Canada; Shopify International Limited, incorporated in Ireland; Shopify (Australia) Pty Ltd., incorporated in Australia; Shopify Capital Inc., incorporated in the state of Virginia in the United States; and the following United States subsidiaries each incorporated in Delaware: Shopify (USA) Inc., formerly Kit CRM Inc., Shopify Payments (USA) Inc., Shopify Data Processing (USA) Inc. and Shopify Holdings (USA) Inc. All intercompany accounts and transactions have been eliminated upon consolidation.
These consolidated financial statements of the Company have been presented in United States dollars (USD) and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), including the applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding financial reporting.

Change in Accounting Policy

In the fourth quarter of fiscal 2016, the Company changed its accounting policy for presenting chargebacks related to Shopify Payments. Historically, the Company classified chargebacks related to Shopify Payments in merchant solutions cost of revenues. The Company's new policy is to classify chargebacks related to Shopify Payments in general and administrative expenses. Management has determined that the new policy is preferable as it more appropriately classifies chargebacks related to Shopify Payments based on the nature of the

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

underlying transaction. The Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2015 has been reclassified to reflect this change in accounting policy. The impact of this reclassification was an increase of $2,184 to general and administrative expenses for fiscal 2015 and a corresponding decrease to cost of merchant solutions revenues in the same period. The reclassification did not have an impact on the Company's net income, earnings per share, Consolidated Balance Sheets, or Consolidated Statements of Cash Flows for any of the periods presented.

3.	Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items that are subject to estimation and assumptions include: estimates related to contingencies and refundable tax credits; provision for uncollectable receivables related to merchant cash advances and chargebacks on Shopify Payments transactions that are unrecoverable from merchants; recoverability of deferred tax assets; fair values of assets and liabilities acquired in business combinations; fair value of acquired intangible assets and goodwill; capitalization of software development costs; estimated useful lives of property and equipment and intangible assets; estimates relating to the recoverability of lease inducements; and assumptions used when employing the Black-Scholes valuation model to estimate the fair value of shares and stock-based awards. Actual results may differ from the estimates made by management.

Revenue Recognition

The Company’s sources of revenue consist of subscription solutions and merchant solutions. Arrangements with merchants do not provide the merchants with the right to take possession of the software supporting the Company’s hosting platform at any time and are therefore accounted for as service contracts. The Company’s subscription service contracts do not provide for refunds or any other rights of return to merchants in the event of cancellations.
The Company recognizes revenue when all of the following criteria are met:
•There is persuasive evidence of an arrangement;
•The services have been or are being provided to the merchant;
•The amount of fees to be paid by the merchant is fixed or determinable; and
•The collection is reasonably assured.

The Company follows the guidance provided in ASC 605-45, Principal Agent Considerations for determining whether the Company should recognize revenue based on the gross amount billed to a merchant or the net amount retained. This determination is a matter of judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from Shopify Shipping and the sales of Apps on a net basis as it has been determined that the Company is the agent in the arrangement with merchants. All other revenue is reported on a gross basis, as the Company has determined it is the principal in the arrangement, in that it is the primary obligor for providing services and assumes the risk of any loss or changes in costs.

Sales taxes collected from merchants and remitted to government authorities are excluded from revenue.

The Company's arrangements can include multiple elements, which may consist of some or all of the Company's subscription solutions. When multiple-element arrangements exist, the Company evaluates whether these individual deliverables should be accounted for as separate units of accounting or one single unit of accounting. In order to treat deliverables in a multiple-element arrangement as separate units of accounting, the delivered item or items must have standalone value upon delivery. A delivered item has standalone value to the customer

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

when either (1) any vendor sells that item separately or (2) the customer could resell that item on a standalone basis. Each of the Company's subscription solutions have standalone value, as the solutions are sold separately. Accordingly, the Company considers the separate units of accounting in multiple deliverable arrangements to be the subscription fees, themes, apps and domain names. When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple-element arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. The Company has not established VSOE for its subscription solutions due to lack of pricing consistency, the introduction of new services and other factors. The Company has also concluded that TPE of selling price is not a practical alternative due to differences in the Company's service offerings compared to other parties and the availability of relevant third-party pricing information. Accordingly, the Company uses its best estimate of selling price (BESP) to determine the relative selling price for our subscription solutions.

The Company determined BESP by considering our overall pricing objectives and market conditions. Significant pricing practices taken into consideration for our subscription solutions include discounting practices, the size and volume of our transactions, the customer demographic, the geographic area where services are sold, price lists, our go-to-market strategy, historical standalone sales and contract prices. The determination of BESP is made through consultation with and approval by our management, taking into consideration our go-to-market strategy. As the Company's go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices.

Subscription Solutions

Subscription revenue is recognized on a ratable basis over the contractual term. The terms range from monthly, annual or multi-year subscription terms. Revenue recognition begins on the date that the Company’s service is made available to the merchant. Payments received in advance of services being rendered are recorded as deferred revenue and recognized on a ratable basis over the requisite service period. The Company earns revenue based on the services it delivers either directly to its merchants or indirectly through resellers.

The Company also sells separately priced Themes and Apps to merchants for which revenue is recognized at the time of the sale. The right to use domain names is also sold separately and is recognized on a ratable basis over the contractual term, which is generally an annual term. Revenue from Themes, as well as Apps and Domains have been classified within Subscription solutions on the basis that they are typically sold at the time the merchant enters into the subscription services arrangement or because they are charged on a recurring basis.

Merchant Solutions

The Company generates the majority of its merchant solutions revenue from fees that it charges merchants on their customer orders processed through Shopify Payments. The Company also derives merchant solutions revenue relating to Shopify Shipping, other transaction services and referral fees, as well as from the sale of Point-of-Sale (POS) hardware. For the sale of POS hardware, revenue is recognized when title passes to the merchant, in accordance with the shipping terms. Revenues earned from Shopify Payments, Shopify Shipping, other transaction services, and referral fees are recognized at the time of the transaction.

The Company offers Shopify Capital, a merchant cash advance (MCA) program to eligible merchants. The Company applies underwriting criteria prior to purchasing the eligible merchant's future receivables to help ensure collectability. Under Shopify Capital, the Company purchases a designated amount of future receivables at a discount. The purchase price is paid to the merchant at the time the MCA is entered into, and the merchant remits a fixed percentage of their daily sales until the outstanding balance has been fully remitted.  As cash remittances are collected by the Company, a portion is recognized ratably as a reduction to the merchant's

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

receivable balance, and a portion, which is related to the discount, is recognized ratably as merchant solutions revenue.

Cost of Revenues

The Company’s cost of revenues consists of payments for Themes and Domain registration, credit card fees, hosting infrastructure costs, an allocation of costs incurred by both the operations and support functions, and amortization of capitalized software development costs. In addition, included in the cost of merchant solutions are costs associated with credit card processing, and the cost of POS hardware.

Software Development Costs

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses, contractor and consultant fees, stock-based compensation, and corporate overhead allocations, including depreciation.

The Company capitalizes certain development costs incurred in connection with its internal use software. These capitalized costs are related to the development of its software platform that is hosted by the Company and accessed by its merchants on a subscription basis as well as material internal infrastructure software. Costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes all direct and incremental costs incurred during the application phase, until such time when the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing.

The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Capitalized costs are recorded as part of intangible assets in the consolidated balance sheets and are amortized on a straight-line basis over their estimated useful lives of two or three years. Maintenance costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs included in sales and marketing expenses during the years ended December 31, 2016 and 2015 were $58,348 and $37,989 respectively.

Operating Leases

The total payments and costs associated with operating leases, including leases that contain lease inducements and uneven payments, are aggregated and amortized on a straight-line basis over the initial lease term of each respective agreement.

Stock-Based Compensation

The accounting for stock-based awards is based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation cost is recognized in the Consolidated Statements of Operations and Comprehensive Loss as an operating expense over the requisite service period.

The fair value of stock options is determined using the Black-Scholes option-pricing model, single option approach. An estimate of forfeitures is applied when determining compensation expense. The Company determines the fair value of stock option awards on the date of grant using assumptions regarding expected term, share price volatility over the expected term of the awards, risk-free interest rate, and dividend rate. All shares issued under the Company's Fourth Amended and Restated Stock Option Plan (the "Legacy Option Plan") and the new Stock Option Plan (the "Stock Option Plan") are from treasury.

The fair value of restricted share units (RSUs) is measured using the fair value of the Company's shares as if the RSUs were vested and issued on the grant date. An estimate of forfeitures is applied when determining

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

compensation expense. All shares issued under the Company's Long Term Incentive Plan (LTIP) are from treasury.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements. The Company classifies accrued interest and penalties related to liabilities for income taxes in income tax expense.

Earnings Per Share

Basic earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year.

Diluted earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year, plus the effect of dilutive potential common stock outstanding during the year. This method requires that diluted earnings per share be calculated (using the treasury stock method) as if all dilutive potential common stock had been exercised at the latest of the beginning of the year or on the date of issuance, as the case may be, and that the funds obtained thereby (plus an amount equivalent to the unamortized portion of related stock-based compensation costs) be used to purchase common stock of the Company at the average fair value of the common stock during the year.

Foreign Currency Transactions

The functional and reporting currency of the Company and its subsidiaries is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are re-measured to United States dollars using the exchange rates at the consolidated balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are measured in United States dollars using historical exchange rates. Revenues and expenses are measured using the actual exchange rates prevailing on the dates of the transactions. Gains and losses resulting from re-measurement are recorded in the Company’s Consolidated Statements of Operations and Comprehensive Loss as Foreign exchange gain (loss), with the exception of foreign exchange forward contracts used for hedging which are recognized in Other Comprehensive Loss.

Cash and Cash Equivalents

The Company considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents.

Marketable Securities

The Company’s marketable securities consist of U.S federal agency bonds, U.S. term deposits, corporate bonds and commercial paper, and mature within 12 months from the date of purchase. Marketable securities are classified as held-to-maturity at the time of purchase and this classification is re-evaluated as of each consolidated balance sheet date. Held-to-maturity securities represent those securities that the Company has both the intent and ability to hold to maturity and are carried at amortized cost, which approximates their fair market value. Interest on these securities, as well as amortization/accretion of premiums/discounts, are included

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

in interest income. All investments are assessed as to whether any unrealized loss positions are other than temporarily impaired. Impairments are considered other than temporary if they are related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value determined to be other than temporary are determined based on the specific identification method and are reported in other income (expense) in the Consolidated Statements of Operations and Comprehensive Loss.

Fair Value Measurements

The carrying amounts for cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances receivable, trade accounts payable and accruals, and employee related accruals approximate fair value due to the short-term maturities of these instruments.

The Company measures the fair value of its financial assets and liabilities using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Inventory

The Company holds inventory related to its POS hardware. Inventories are stated at the lower of cost or net realizable value. Inventories are written down for estimated obsolescence equal to the difference between inventory cost and estimated net realizable value based on a combination of historical usage and assumptions based on expected usage related to estimated future merchant and market demands. The Company utilizes the first-in, first-out (FIFO) method for determining the cost of inventories.

Derivatives and Hedging

The majority of the Company's derivative products are foreign exchange forward contracts which are designated as cash flow hedges consisting of foreign currency forecasted revenue, cost of revenue and operating expenses. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counter parties. The Company may hold foreign exchange forward contracts to mitigate the risk of future foreign exchange rate volatility related to future Canadian dollar (CAD) denominated costs and current and future obligations.

The Company's foreign currency forward contracts generally have maturities of twelve months or less. The critical terms match method is used when the key terms of the hedging instrument and that of the hedged item are aligned; therefore, the changes in fair value of the forward contracts are recorded in accumulated other comprehensive loss (AOCL). The effective portion of the gain or loss on each forward contract is reported as a component of AOCL and reclassified into earnings to either revenue, cost of revenue, or operating expense in the same period, or periods, during which the hedged transaction affects earnings. The ineffective portion of the gains or losses, if any, is recorded immediately in other income (expense).

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

For hedges that do not qualify for the critical terms match method of accounting, a formal assessment is performed to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer probable of occurring, or if the Company removes the derivative's hedge designation. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCL and is reclassified into earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring.

In addition, the Company has a master netting agreement with each of the Company's counterparties, which permits net settlement of multiple, separate derivative contracts with a single payment. The Company presents its derivative instruments on a net basis in the consolidated financial statements.

Provision for Uncollectable Receivables Related to MCAs

Merchant cash advance receivables represents the aggregate amount of MCA related receivables owed by merchants as of the consolidated balance sheet date, net of an allowance for uncollectable amounts. The Company estimates the allowance based on an assessment of various factors, including historical trends, merchants' gross merchandise volume, and other factors that may affect the merchants' ability to make future payments on the receivables. Additions to the allowance are reflected in current operating results, while charges against the allowance are made when losses are incurred. These additions are classified within general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss. Recoveries are reflected as a reduction in the allowance for uncollectable receivables related to MCAs when the recovery occurs. Based on management's assessment, as at December 31, 2016 the Company had an allowance for uncollectable receivables of $1,028 (December 31, 2015 - nil).

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Computer equipment is depreciated over three years while office furniture and equipment are depreciated over four years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of their associated leases, which range from three to thirteen years.

The carrying values of property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset to the net carrying value of the asset. If the estimated undiscounted future cash flows associated with the asset are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Intangible Assets

Intangible assets are stated at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the related assets. Purchased software, other intangible assets, acquired intangibles, and capitalized software development costs are amortized into cost of revenues over a two or three year period, depending on the nature of the asset.

The carrying values of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset to the net carrying value of the asset. If the estimated undiscounted future cash flows associated with the asset are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Goodwill is not amortized, but instead tested for impairment at least annually in the fourth quarter of each year. Should certain events or indicators of impairment occur between annual impairment tests, the Company will perform the impairment test as those events or indicators occur. Examples of such events or circumstances include the following: a significant decline in the Company’s expected future cash flows; a sustained, significant decline in the Company’s fair value; a significant adverse change in the business climate; and slower growth rates.

Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers the following factors: macroeconomic conditions, industry and market considerations, cost factors, overall company financial performance, events affecting the reporting unit, and changes in the Company’s fair value. If the reporting unit does not pass the qualitative assessment, the Company carries out a two-step test for impairment of goodwill. The first step of the test compares the fair value of the reporting unit with the carrying value of its net assets. If the fair value of the reporting unit is greater than its carrying value, no impairment results. If the fair value of the reporting unit is less than its carrying value, the Company performs the second step of the test for impairment of goodwill. During the second step of the test, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the implied fair value of goodwill is less than the carrying value, an impairment charge would be recorded in the Consolidated Statements of Operations and Comprehensive Loss. The Company has one reporting unit and evaluates goodwill for impairment at the entity level.

Business Combinations

The Company follows the acquisition method to account for business combinations in accordance with ASC 805, Business Combinations. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments would be recorded on the consolidated statements of operations and comprehensive loss.

Segment Information

The Company’s chief operating decision maker (CODM) is a function comprised of two executives, specifically the Chief Executive Officer and the Chief Financial Officer. The CODM is the highest level of management responsible for assessing Shopify’s overall performance, and making operational decisions such as resource allocations related to operations, product prioritization, and delegations of authority. Management has determined that the Company operates in a single operating and reportable segment.

Concentration of Credit Risk

The Company’s cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances receivable, and foreign exchange forward contracts subject the Company to concentrations of credit risk. Management mitigates this risk associated with cash and cash equivalents by making deposits and entering into foreign exchange forward contracts only with large banks and financial institutions that are considered to be highly credit worthy. Management mitigates the risks associated with marketable securities by adhering to its investment policy, which stipulates minimum rating requirements, maximum investment exposures and maximum maturities. Due to the Company’s diversified merchant base, there is no particular concentration of credit risk related to the Company’s trade and other receivables and merchant cash advances receivable. Trade and other receivables and merchant cash advances receivable are monitored on an ongoing basis to ensure timely collection of amounts. The Company has mitigated some of the risks associated with Shopify Capital by entering into an agreement with a third party to insure merchant cash advances offered by Shopify

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Capital. There are no receivables from individual merchants accounting for 10% or more of revenues or receivables.

Interest Rate Risk

Certain of the Company’s cash, cash equivalents and marketable securities earn interest. The Company’s trade and other receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. The Company is not exposed to material interest rate risk.

Foreign Exchange Risk

The Company’s exposure to foreign exchange risk is primarily related to fluctuations between the CAD and the USD. The Company is exposed to foreign exchange fluctuations on the revaluation of foreign currency assets and liabilities. The Company may use foreign exchange derivative products to manage the impact of foreign exchange fluctuations. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counter parties.

Accounting Pronouncements Adopted in the Year

In May 2015, the Financial Accounting Standards Board issued ASU 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value Per Share (or Its Equivalent)”, which amends ASC 820, Fair Value Measurement. The standard removes the requirement to categorize within the fair value hierarchy investments for which fair value is measured using the net asset value per share practical expedient and removes certain related disclosure requirements. The amendment was effective for interim and annual periods beginning after December 15, 2015. The adoption of this standard eliminated the requirement to disclose investments measured at Net Asset Value per Share in the fair value hierarchy table.

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-9 “Revenue from Contracts with Customers.” The new accounting standards update requires an entity to apply a five step model to recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as a cohesive set of disclosure requirements that would result in an entity providing comprehensive information about the nature, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In March 2016, the Financial Accounting Standards Board issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, updating the implementation guidance on principal versus agent considerations in the new revenue recognition standard. This update clarifies that an entity is a principal if it controls the specified good or service before that good or service is transferred to a customer. The update also includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customer. In May 2016, the FASB issued ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients”, which provides clarification on how to assess collectability, present sales taxes, treat non-cash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 also clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. All accounting standard updates become effective for reporting periods beginning after December 15, 2017. Early adoption is permitted starting January 1, 2017. The Company continues to assess the impact of the adoption on revenue recognition, but believes that as a result of adoption, the Company may capitalize sales commissions and expense on a straight-line basis over the term of identifiable contracts. The Company plans to adopt this standard effective January 1, 2018 using the full retrospective approach.

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, "Leases", which requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. The standard requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. This standard also requires classification of all cash payments within operating activities in the statement of cash flows. A modified retrospective transition approach is required for operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The standard is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company believes that this standard will have a material impact on its consolidated balance sheets and continues to assess the impact of the adoption of this standard on the statement of operations and comprehensive loss.

In March 2016, the Financial Accounting Standards Board issued ASU No. 2016-09 "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting", which simplifies the accounting for stock based compensation, including forfeitures and the classification of employee taxes paid on the statement of cash flows. The standard is effective for annual periods beginning after December 15, 2016. The Company does not expect this standard to have a material impact on its consolidated financial statements because under this standard the Company will continue to account for forfeitures based on the estimated forfeiture rate.

4.	Cash and Cash Equivalents

As at December 31, 2016 and 2015, the Company’s cash and cash equivalents balance was $84,013 and $110,070. These balances included $54,522 and $80,914, respectively, of money market funds and term deposits. As at December 31, 2016, the Company had $1,000 CAD of restricted cash which was pledged as collateral against the Company's leases (December 31, 2015 - $1,000 CAD).

5.	Financial Instruments

As at December 31, 2016, the Company’s financial instruments, measured at fair value on a recurring and non-recurring basis, were as follows:

	Amount at Fair Value $	Fair Value Measurements Using
		Level 1 $	Level 2 $	Level 3 $
Assets:
Cash equivalents:
Corporate bonds	9,994	—	9,994	—
Marketable securities:
U.S. term deposits	46,385	46,385	—	—
U.S. federal bonds	70,667	70,667	—	—
Corporate bonds	191,345	—	191,345	—
Derivatives:
Foreign exchange forward contracts	(1,818)	—	(1,818)	—

All cash equivalents and marketable securities mature within one year of the consolidated balance sheet date.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

As at December 31, 2015, the Company’s financial instruments, measured at fair value on a recurring and non-recurring basis, were as follows:

	Amount at Fair Value $	Fair Value Measurements Using
		Level 1 $	Level 2 $	Level 3 $
Assets:
Cash equivalents:
U.S. term deposits	21,259	21,259	—	—
Marketable securities
U.S. federal bonds	35,970	35,970	—	—
Corporate bonds	44,028	—	44,028	—

As at December 31, 2016 the Company held foreign exchange forward contracts to convert USD into CAD, with a total notional value of $104,344 (December 31, 2015 - nil), to fund a portion of its operations. The foreign exchange forward contracts have maturities of twelve months or less. The fair value of foreign exchange forward contracts and corporate bonds was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates. There were no transfers between Levels 1, 2 and 3 during the years ended December 31, 2016 and 2015.

Derivative Instruments and Hedging

In March 2016, the Company implemented a hedging program to mitigate the impact of foreign currency fluctuations on future cash flows and earnings. The Company entered into foreign exchange forward contracts with certain financial institutions and designated those hedges as cash flow hedges. As of December 31, 2016, $1,818 of unrealized losses related to the effective portion of changes in the fair value of foreign exchange forward contracts designated as cash flow hedges were included in accumulated other comprehensive loss and other current assets. This amount is expected to be reclassified into earning over the next twelve months. In the year ended December 31, 2016, $475 of realized losses related to the maturity of foreign exchange forward contracts designated as cash flow hedges were included in operating expenses. Under the current hedging program, the Company is hedging cash flows associated with payroll and facility costs.

6.	Trade and Other Receivables

	2016 $	2015 $
Unbilled revenues	4,095	1,075
Refundable tax credits	1,514	754
Leasehold incentives receivable	1,452	1,554
Other receivables	1,062	433
Trade receivables	1,016	1,701
Sales tax receivable	460	572
	9,599	6,089

Unbilled revenues represent amounts not yet billed to merchants related to transaction fee and shipping charges, as at the consolidated balance sheet date.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

7.	Other Current Assets

	2016 $	2015 $
Prepaid expenses	5,347	3,264
Deposits	3,079	1,389
POS hardware	522	1,550
Other	41	—
	8,989	6,203

8.	Property and Equipment

	2016
	Cost $	Accumulated depreciation $	Net book value $
Leasehold improvements	32,816	5,521	27,295
Computer equipment	25,572	10,888	14,684
Office furniture and equipment	5,987	2,247	3,740
	64,375	18,656	45,719

	2015
	Cost $	Accumulated depreciation $	Net book value $
Leasehold improvements	23,225	2,057	21,168
Computer equipment	14,508	5,630	8,878
Office furniture and equipment	4,100	1,098	3,002
	41,833	8,785	33,048

The following table illustrates the classification of depreciation in the Consolidated Statements of Operations and Comprehensive Loss.

	2016 $	2015 $
Cost of revenues	5,329	3,086
Sales and marketing	2,320	1,040
Research and development	1,920	1,191
General and administrative	822	408
	10,391	5,725

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

9.	Intangible Assets

	2016
	Cost $	Accumulated amortization $	Net book value $
Software development costs	6,750	2,557	4,193
Purchased software	3,689	2,442	1,247
Acquired intangibles	1,071	250	821
Domain names	569	393	176
	12,079	5,642	6,437

	2015
	Cost $	Accumulated amortization $	Net book value $
Software development costs	4,238	1,143	3,095
Purchased software	3,668	1,242	2,426
Domain names	540	235	305
	8,446	2,620	5,826
Internal software development costs of $3,063 and $2,313 were capitalized during the years ended December 31, 2016 and 2015, respectively, and are included in Intangible assets in the accompanying Consolidated Balance Sheets. Amortization expense related to the capitalized internally developed software was $1,414 and $698 for the years ended December 31, 2016 and 2015, respectively, and is included in cost of revenues and general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.
The following table illustrates the classification of amortization expense related to intangible assets in the consolidated statements of operations and comprehensive loss.

	2016 $	2015 $
Cost of revenues	1,305	750
Sales and marketing	939	186
Research and development	601	465
General and administrative	731	110
	3,576	1,511

Estimated future amortization expense related to intangible assets, as at December 31, 2016 is as follows.

Fiscal Year	Amount $
2017	3,652
2018	2,320
2019	465
Total	6,437

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

10.	Goodwill

The Company’s goodwill was recognized upon the acquisitions of various companies including, but not limited to, Kit CRM Inc., and Boltmade, Inc., which were both acquired during the year ended December 31, 2016. Goodwill is attributable to the Company’s single reporting unit.
During the fourth quarter of fiscal 2016, the Company completed its annual impairment test of goodwill. The Company exercised its unconditional option to bypass the qualitative assessment pursuant to ASC 350, Intangibles - Goodwill and Other, and perform a quantitative analysis. The Company determined that the consolidated business is represented by a single reporting unit and concluded that the estimated fair value of the reporting unit was greater than its carrying amount. As a result, the second step of the two-step goodwill impairment test was not required.
No goodwill impairment was recognized in the years ended December 31, 2016 and 2015.
The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows.

	2016	2015
	$	$
Balance, beginning of the year	2,373	2,373
Acquisition of Kit CRM Inc.	6,929	—
Acquisition of Boltmade, Inc.	5,450	—
Other Acquisitions	752	—
Balance, end of the year	15,504	2,373

11.	Accounts Payable and Accrued Liabilities

	2016 $	2015 $
Trade accounts payable and trade accruals	34,319	18,453
Employee related accruals	3,969	1,150
Other payables and accrued liabilities	2,593	1,697
Foreign exchange forward contracts	1,818	—
Accrued payroll taxes related to exercised stock options	1,611	1,584
Accrued sales tax	747	805
	45,057	23,689

12.	Lease Incentives

The Company leases space for its offices. The Company’s principal lease is for its head office, which is located at 150 Elgin Street in Ottawa, Canada. This lease covers a period of twelve years, ten months that began on March 1, 2014. The lease includes an option to renew for a further five years. The Company received leasehold incentives in the form of rent-free periods and fit-up allowances. The lease agreement also includes scheduled rent increases that are not dependent on future events and therefore the lease payments are being accounted for on a straight-line basis over the entire term of the lease.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The Company also maintains offices in Toronto, Montreal, Kitchener-Waterloo, and San Francisco. In all locations, the Company received leasehold incentives in the form of rent-free periods and fit-up allowances. The lease agreements also include scheduled rent increases that are not dependent on future events and therefore the lease payments are being accounted for on a straight-line basis over the entire term of the lease.

The following table represents the details of the Company’s lease incentives balance as of December 31, 2016 and 2015.

	2016 $	2015 $
Lease incentives	13,939	11,177
Other lease liabilities	—	142
	13,939	11,319
Less: current portion	1,311	822
Long term portion	12,628	10,497

13.	Credit Facilities

In March 2015, the Company entered into a credit facility with Silicon Valley Bank, which provides for a $25,000 revolving line of credit bearing interest at the U.S. prime rate, as published by the Wall Street Journal plus or minus 25 basis points per annum, dependent on the Company's adjusted quick ratio. As at December 31, 2016 the effective rate was 3.50%, no amounts have been drawn under this credit facility, and the Company is in compliance with all of the covenants contained therein. The credit facility was renewed on March 11, 2016, has a maturity date of March 10, 2017, and is collateralized by substantially all of the Company’s assets, but excluding the Company’s intellectual property, which is subject to a negative pledge.

14.	Commitments and Contingencies

Operating Leases

The Company leases space for its offices in Ottawa, Toronto and Kitchener-Waterloo, Ontario, Canada, Montreal, Quebec, Canada, and San Francisco, California, United States. Rent expense was $8,593 and $6,446 for the years ended December 31, 2016 and 2015, respectively.

Amounts of minimum future annual rental payments under non-cancellable operating leases in each of the next five years and thereafter are as follows:

Fiscal Year	Amount $
2017	10,444
2018	12,537
2019	16,601
2020	16,723
2021	16,356
Thereafter	91,794
Total future minimum lease payments	164,455

Litigation and Loss Contingencies

The Company accrues estimates for loss contingencies when losses are probable and reasonably estimable. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, labour and employment claims and threatened

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

claims, breach of contract claims, tax and other matters. The Company currently has no material pending litigation or claims. The Company is not aware of any litigation matters or loss contingencies that would be expected to have a material adverse effect on the business, consolidated financial position, results of operation, or cash flows.

15.	Shareholders’ Equity

Convertible Preferred Shares

Upon the completion of the Company’s IPO in May 2015, all of the then outstanding convertible preferred shares were converted into 27,159,277 Class B multiple voting shares.

Common Stock Authorized

Immediately prior to the completion of the Company’s IPO, in May 2015, all of the then outstanding 39,780,952 common shares were redesignated as Class B multiple voting shares. The Company is authorized to issue an unlimited number of Class A subordinate voting shares and an unlimited number of Class B multiple voting shares. The Class A subordinate voting shares have one vote per share and the Class B multiple voting shares have 10 votes per share. The Class A subordinate voting shares are not convertible into any other class of shares, including Class B multiple voting shares. The Class B multiple voting shares are convertible into Class A subordinate voting shares on a one-for-one basis at the option of the holder. In addition, Class B multiple voting shares will automatically convert into Class A subordinate voting shares in certain other circumstances.

Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Company’s Board of Directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares.

Stock-Based Compensation

In 2008, the Board of Directors adopted and the Company’s shareholders approved the Legacy Stock Option Plan (“the Legacy Option Plan”). Immediately prior to the completion of the Company’s May 2015 IPO, and in connection with the closing of the offering, each option outstanding under the Legacy Option Plan became exercisable for one Class B multiple voting share. Following the closing of the Company’s IPO, no further awards were made under the Legacy Option Plan. The Legacy Option Plan continues to govern awards granted thereunder.

The Company’s Board of Directors and shareholders approved a new stock option plan (“Stock Option Plan”) as well as a LTIP, each of which became effective upon the closing of the Company's IPO on May 27, 2015. The Stock Option Plan allows for the grant of options to the Company’s officers, directors, employees and consultants. All options granted under the Stock Option Plan will have an exercise price determined and approved by the Company’s Board of Directors at the time of grant, which shall not be less than the market price of the Class A subordinate voting shares at such time. For purposes of the Stock Option Plan, the market price of the Class A subordinate voting shares shall be the volume weighted average trading price of the Class A subordinate voting shares on the NYSE for the five trading days ending on the last trading day before the day on which the option is granted. Options granted under the Stock Option Plan are exercisable for Class A subordinate voting shares. Both the vesting period and term of the options in the Stock Option Plan are determined by the Board of Directors at the time of grant. The majority of grants outstanding under both the Stock Option Plan and the Legacy Option Plan have been approved with a four year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The LTIP provides for the grant of share units, or LTIP Units, consisting of RSUs, performance share units (PSUs), and deferred share units (DSUs). Each LTIP Unit represents the right to receive one Class A subordinate voting share in accordance with the terms of the LTIP. Unless otherwise approved by the Board of Directors, RSUs will vest as to 1/3 each on the first, second and third anniversary dates of the date of grant. To date, all RSU grants have been approved with a four year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months. A PSU participant’s grant agreement will describe the performance criteria established by the Company’s Board of Directors that must be achieved for PSUs to vest to the PSU participant, provided the participant is continuously employed by or in the Company’s service or the service or employment of any of the Company’s affiliates from the date of grant until such PSU vesting date. DSUs will be granted solely to directors of the Company, at their option, in lieu of their Board retainer fees. DSUs will vest upon a director ceasing to act as a director. As at the consolidated balance sheet date there have been nil PSUs or DSUs granted.

The maximum number of Class A subordinate voting shares reserved for issuance, in the aggregate, under the Company's Stock Option Plan and the LTIP was initially equal to 3,743,692 Class A subordinate voting shares. The number of Class A subordinate voting shares available for issuance, in the aggregate, under the Stock Option Plan and the LTIP will be automatically increased on January 1st of each year, beginning on January 1, 2016 and ending on January 1, 2026, in an amount equal to 5% of the aggregate number of outstanding Class A subordinate voting shares and Class B multiple voting shares on December 31st of the preceding calendar year. As at January 1, 2017 there were 7,486,274 shares available for issuance under the Company's Stock Option Plan and LTIP.

The following table summarizes the stock option and RSU award activities under the Company's share-based compensation plans for the years ended December 31, 2016 and 2015:

	Shares Subject to Options Outstanding					Outstanding RSUs
	Number of Options (1)	Weighted Average Exercise Price $	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (2) $	Weighted Average Grant Date Fair Value $	Outstanding RSUs	Weighted Average Grant Date Fair Value $
December 31, 2014	15,031,388	1.31	7.16	73,642	—	—	—
Stock options granted	1,259,025	22.16	—	—	12.16	—	—
Stock options exercised	(4,665,059)	0.34	—	—	—	—	—
Stock options forfeited	(421,328)	12.04	—	—	—	—	—
RSUs granted	—	—	—	—	—	503,701	32.01
RSUs settled	—	—	—	—	—	—	—
RSUs forfeited	—	—	—	—	—	(75,135)	30.95
December 31, 2015	11,204,026	3.65	6.99	248,119	—	428,566	32.19
Stock options granted	2,021,723	31.73	—	—	16.13	—	—
Stock options exercised	(3,037,644)	1.37	—	—	—	—	—
Stock options forfeited	(288,712)	15.62	—	—	—	—	—
RSUs granted	—	—	—	—	—	2,116,701	29.60
RSUs settled	—	—	—	—	—	(104,740)	32.46
RSUs forfeited	—	—	—	—	—	(79,710)	28.90
December 31, 2016	9,899,393	9.74	6.78	328,003	—	2,360,817	29.97

Stock options exercisable as of December 31, 2016	5,874,176	2.27	5.50	238,470

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

(1) As at December 31, 2016, 7,383,036 of the outstanding stock options were granted under the Company's Legacy Option Plan and are exercisable for Class B multiple voting shares, and 2,516,357 of the outstanding stock options were granted under the Company's Stock Option Plan and are exercisable for Class A subordinate voting shares.
(2) The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company's common stock as of December 31, 2016 and December 31, 2015.
The total intrinsic value of stock options exercised during the years ended December 31, 2016 and 2015 was $92,873 and $122,544, respectively. The Aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value on the date of exercise.
As of December 31, 2016 and 2015, there was $94,112 and $34,572, respectively, of remaining unamortized compensation cost related to unvested stock options and RSUs granted to the Company’s employees. This cost will be recognized over an estimated weighted-average remaining period of 3.23 years. Total unamortized compensation cost will be adjusted for future changes in estimated forfeitures.

Share-Based Compensation Expense

All share-based awards are measured based on the grant date fair value of the awards and recognized in the Consolidated Statements of Operations and Comprehensive Loss over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award).

The Company estimates the fair value of stock options granted using the Black-Scholes option valuation model, which requires assumptions, including the fair value of our underlying common stock, expected term, expected volatility, risk-free interest rate and dividend yield of the Company's common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, share-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•	Fair Value of Common Stock. The Company uses the Volume Weighted Average Price for its common stock as reported on the New York Stock Exchange.

•
Expected Term. The Company determines the expected term based on the average period the stock options are expected to remain outstanding. The Company bases the expected term assumptions on its historical behavior combined with estimates of post-vesting holding period.

•
Expected Volatility. The Company determines the price volatility factor based on a weighted combination of the Company's historical volatility and the historical volatility of publicly traded industry peers. To determine its peer group of companies, the Company considers public companies in the technology industry and selects those that are similar to us in size, stage of life cycle, and financial leverage. The Company intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own common stock price becomes available, or unless circumstances change such that the identified companies are no longer similar, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•
Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the stock options for each stock option group.

•
Expected Dividend. The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option pricing model.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The assumptions used to estimate the fair value of stock options granted to employees are as follows:

	2016	2015
Expected volatility	59.1%	64.3%
Risk free interest rate	1.32%	1.62%
Dividend yield	Nil	Nil
Average expected life	5.07	5.26

In addition to the assumptions used in the Black-Scholes option valuation model, the Company must also estimate a forfeiture rate to calculate the share-based compensation expense for our awards. The Company's forfeiture rate is based on an analysis of its actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher/lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase/decrease to the share-based compensation expense recognized in the consolidated financial statements.

The following table illustrates the classification of stock-based compensation in the Consolidated Statements of Operations and Comprehensive Loss, which includes both stock-based compensation and restricted share-based compensation expense.

	Years ended
	December 31, 2016	December 31, 2015
	$	$
Cost of revenues	629	282
Sales and marketing	3,951	1,099
Research and development	14,318	4,509
General and administrative	4,200	2,268
	23,098	8,158

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

16.	Changes in Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss, which is reported as a component of shareholders’ equity, for the years ended December 31, 2016 and 2015:

	Gains and Losses on Cash Flow Hedges (all amounts net of tax)
	2016	2015
	$	$
Balance, beginning of the year	—	—
Other comprehensive loss before reclassifications	(2,293)	—
Amounts reclassified from accumulated other comprehensive loss	475	—
Net current-period other comprehensive loss	(1,818)	—
Balance, end of the year	(1,818)	—

17.	Earnings per Share

The Company applies the two-class method to calculate its basic and diluted net loss per share as both classes of its voting shares are participating securities with equal participation rights and are entitled to receive dividends on a share for share basis.

The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding.

	Years ended
	December 31, 2016	December 31, 2015
Basic and diluted weighted average number of shares outstanding	83,988,597	61,716,065
The following items have been excluded from the diluted weighted average number of shares outstanding because they are anti-dilutive:
Stock options	9,899,393	11,204,026
Restricted share units	2,360,817	428,566
Restricted shares	—	48,238
	12,260,210	11,680,830

In the years ended December 31, 2016 and 2015, the Company was in a loss position and therefore diluted loss per share is equal to basic loss per share.

18.	Income Taxes

The reconciliation of the expected provision for income tax recovery/expense to the actual provision for income tax recovery/expense reported in the Consolidated Statements of Operations and Comprehensive Loss for the

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

years ended December 31, 2016 and 2015 is as follows:

	2016 $	2015 $
Comprehensive loss	(37,173)	(18,790)
Expected income tax expense at Canadian statutory income tax rate of 26.51% (2015-26.51%)	(9,856)	(4,980)
Permanent differences	5,099	1,333
Share issuance costs	(2,965)	(3,734)
Other items	(39)	(8)
Foreign tax rate differential	(664)	(44)
Increase in valuation allowance	8,425	7,433
Provision for income tax (recovery) expense	—	—
During the years ended December 31, 2016 and 2015, the loss before income taxes includes foreign income (loss) of $(1,791) and $234, respectively.
The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

	2016 $	2015 $
Deferred tax assets
Temporary differences on capital and intangible assets	2,596	415
Tax loss carryforwards	4,936	3,799
SR&ED expenditure carryforwards	3,363	1,687
Stock based compensation expense	689	—
Share issuance costs	4,662	3,345
Investment tax credits	2,766	1,253
Lease accruals and reserves	4,827	4,316
Total deferred tax assets	23,839	14,815
Valuation allowance	(22,436)	(14,011)
	1,403	804
Deferred tax liabilities
Capitalized software development costs	1,403	804
Total deferred tax liabilities	1,403	804
Net deferred tax asset	—	—
The Company has determined that it is not more likely than not that it will realize any of its deferred tax assets, and therefore a full valuation allowance has been established against the total deferred tax assets.
The Company does not have any unrecognized tax benefits.
The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. In the years ended December 31, 2016 and 2015, there was no interest or penalties related to uncertain tax positions.

The Company and its Canadian subsidiaries file federal and provincial income tax returns in Canada. The Company and its U.S. subsidiaries file federal and state income tax returns in the U.S. and its other foreign

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

subsidiaries file income tax returns in their respective foreign jurisdictions. The Company remains subject to audit by the relevant tax authorities for the years ended 2011 through 2016.

During the year ended December 31, 2016, the Company was subject to a corporate income tax audit by the Canadian Revenue Agency (CRA) for tax years ending December 31, 2012, 2013, and 2014. The Company is subject to the possibility of penalty and interest amounts arising from the outcome of the CRA audit which remains open as of December 31, 2016. As of December 31, 2016, the Company believes that interest and penalties resulting from the CRA audit are reasonably estimable but not probable. As a result, the Company has not recorded a contingent liability related to the CRA audit.

The Company estimates SR&ED expenditures and claims investment tax credits for income tax purposes based on management’s interpretation of the applicable legislation in the Income Tax Act (“the Act”) and related provincial legislation. These claims are subject to audit by the tax authorities. In the opinion of management, the treatment of research and development expenditures for income tax purposes is appropriate. Any difference between recorded refundable tax credits and amounts ultimately received is recorded when the amount becomes known. As of December 31, 2016 and 2015, the Company had unused non-capital tax losses of approximately $17,728 and $14,264 respectively, a SR&ED expenditure pool totaling $12,683 and $6,364 respectively, and investment tax credits of $3,435 and $1,486 respectively, that are due to expire as follows.

	Non-Capital Losses $	SR&ED Expenditures $	Investment Tax Credits $
2032	13	—	394
2033	11,323	—	197
2034	825	—	563
2035	912	—	557
2036	4,655	—	1,724
Indefinite	—	12,683	—
	17,728	12,683	3,435

19.	Segment and Geographical Information

The Company has determined that it operates in a single operating and reportable segment.

The following table presents total external revenues by geographic location, based on the location of the Company’s merchants.

	2016		2015
	Amount $	%	Amount $	%
Canada	26,893	6.9%	14,691	7.2%
United States	284,095	72.9%	144,748	70.5%
United Kingdom	25,958	6.7%	15,436	7.5%
Australia	18,163	4.7%	10,531	5.1%
Rest of World	34,221	8.8%	19,827	9.7%
	389,330	100.0%	205,233	100.0%

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The following table presents the total net book value the Company’s long-lived physical assets by geographic location.

	2016		2015
	Amount $	%	Amount $	%
Canada	33,863	74.1%	25,886	78.3%
United States	11,689	25.5%	7,162	21.7%
Rest of World	167	0.4%	—	—%
	45,719	100.0%	33,048	100.0%

20.	Business Acquisitions

Kit CRM Inc.

On April 18, 2016, the Company completed the acquisition of Kit CRM Inc. (Kit), a virtual marketing assistant that leverages messaging to help businesses market their online stores. The Company acquired 100 percent of the outstanding shares of Kit in exchange for cash consideration of $8,254. The transaction was accounted for as a business combination. The operations of Kit have been consolidated into the Company's results as of the acquisition date, and the amount of Kit’s revenue and losses included in the Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2016 are immaterial.

The following table summarizes the consideration paid for Kit and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

2016
Amount $
Cash consideration	8,254
Estimated fair value of identifiable assets acquired and liabilities assumed:
Acquired technology	1,071
Net closing working capital	254
Goodwill	6,929

The acquired technology, the Kit app, which was valued at $1,071 using a discounted cash flows methodology, is being amortized over 2 years. Goodwill from the Kit acquisition is primarily attributable to expected synergies as the Company supports the growing trend towards conversational commerce, supporting the continued growth of gross merchants’ volume by enhancing the Company’s merchants’ marketing capabilities, and the acquisition of an assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes.

Boltmade, Inc.

On October 3, 2016, the Company completed the acquisition of Boltmade, Inc. (Boltmade), a product design and development consultancy firm based in Waterloo, Ontario. The Company acquired 100 percent of the outstanding shares of Boltmade in exchange for cash consideration of $6,015. The transaction was accounted for as a business combination. The operations of Boltmade have been consolidated into the Company's results as of the acquisition date, and the amount of Boltmade’s revenue and losses included in the Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2016 are immaterial.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The following table summarizes the consideration paid for Boltmade and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Amount
$
Cash consideration	6,015
Estimated fair value of identifiable assets acquired and liabilities assumed:
Net tangible assets acquired	50
Net closing working capital	515
Goodwill	5,450

Goodwill from the Boltmade acquisition is primarily attributable to the incremental income that is expected to be generated by the Company as a result of acquiring the Boltmade assembled workforce, which is expected to deliver synergies in web and mobile development by providing an immediate pool of talent to execute on the Shopify Plus product roadmap. None of the goodwill recognized is expected to be deductible for income tax purposes.

21.	Comparative Figures

Certain comparative figures have been reclassified in order to conform to the current year presentation.